UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2021

FFBW, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-39182	37-1962248
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1360 South Moorland Road, Brookfield, Wisconsin	53005
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (262) 542-4448

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	FFBW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreements.  On September 30, 2021, First Federal Bank of Wisconsin (the “Bank”), the wholly owned subsidiary of FFBW, Inc. (the “Company”), entered into an employment agreement with Mr. Steven L. Wierschem (the “Executive”).  The agreement has an initial term of one year and commencing on January 16, 2022, and on each January 16 thereafter, the agreement will be renewed for an additional year so that the remaining term will be one year, unless a notice is provided to the Executive that the agreement will not renew.

The employment agreement specifies the Executive’s base salary will initially be $144,200.  The Executive’s employment may be terminated for cause at any time, in which event the Executive would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in the Executive’s termination or resignation entitle the Executive to payments of severance benefits following termination of employment. In the event of the Executive’s involuntary termination for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement following (a) failure to appoint the Executive to the executive position set forth in the agreement, (b) a material change in the Executive’s function, duties or responsibilities resulting in a reduction of the responsibility, scope, or importance of executive’s position, (c) relocation of the Executive’s office by more than 30 miles, (d) a material reduction in the benefits or perquisites paid to the Executive unless such reduction is part of a reduction that is generally applicable to officers or employees of the Bank, or (e) a material breach of the employment agreement by the Bank, then the Executive would be entitled to a severance payment in the form of a cash lump sum equal to fifty percent (50%) of annual base salary and fifty percent (50%) of the highest bonus paid at any time during the prior fiscal three years. In addition, the Executive would be entitled to receive a lump sum payment equal to fifty percent (50%) of the contributions that were made on Executive’s behalf under Bank’s defined contribution plans and the Executive would be entitled, at no expense to the Executive, to the continuation of life insurance and non-taxable medical and dental coverage for six months.

In the event of a change in control of the Bank or the Company, followed by Executive’s involuntary termination other than for cause, disability or retirement, or resignation for one of the reasons set forth above within one year thereafter, the Executive would be entitled to a severance payment in the form of a cash lump sum equal to one times the sum of (i) the highest rate of base salary paid to the Executive at any time, and (ii) the highest bonus paid to the Executive with respect to the three (3) completed fiscal years prior to the change of control, plus (b) a lump sum equal to one times the amount of the contributions that were made on the Executive’s behalf under the Bank’s defined contribution plans and the Executive would be entitled, at no expense to the Executive, to the continuation of life insurance and non-taxable medical and dental coverage for one year following the termination of employment. In the event payments made to the Executive include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payments will be cutback by the minimum dollar amount necessary to avoid this result.

The employment agreement also provides certain death and disability benefits.

The foregoing description of the employment agreement does not purport to be complete and it is qualified in its entirety by reference to the form of the employment agreement attached hereto as Exhibit 10.1 of this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01  Financial Statements and Exhibits
(d) Exhibits
Exhibit Description
10.1	Employment Agreement with Steven L. Wierschem

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FFBW, INC.

DATE: September 30, 2021	By:	/s/ Edward H. Schaefer
Edward H. Schaefer
President and Chief Executive Officer